SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ACTUANT CORPORATION

(Exact name of registrant as specified in its charter)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ACTUANT CORPORATION

6100 North Baker Road

GLENDALE, WISCONSIN 53209

(414) 352-4160

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, will be held on January 10, 2005 at 8:00 a.m. pacific time at MiraMonte Resort, 45-000 Indian Wells Lane, Indian Wells, California 92210, for the following purposes:

1.	To elect a Board of eight directors;

2.	To consider and vote upon a proposal to adopt the Company’s Executive Officer Bonus Plan; and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof;

all as set forth in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on November 17, 2004 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting or any adjournment thereof.

Whether or not you expect to attend the Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Milwaukee, Wisconsin

December 3, 2004

ACTUANT CORPORATION

6100 North Baker Road

GLENDALE, WISCONSIN 53209

(414) 352-4160

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 3, 2004

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on Monday, January 10, 2005, and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2004, which constitutes the 2004 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR Proposal 2 and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

The cost of soliciting proxies, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by the Company. Officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefor in addition to their regular compensation. Shares held for the accounts of participants in the Company’s 401(k) Plan (“Savings Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan.

A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, constitutes a quorum for action on a matter at the Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”), absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange, will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and by-laws, and any other requirements applicable to the matters to be voted upon.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

The affirmative vote of holders of a majority of the shares cast at the Meeting, in person or by proxy, will be required for the approval of Proposal 2. Abstentions and broker non-votes will have no effect on this proposal.

On November 17, 2004, the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting of Shareholders, the Company’s outstanding capital stock consisted solely of 24,039,859 shares of Class A Common Stock. Each share of Class A Common Stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 1, 2004, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the directors and nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Briefly stated, shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days.

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
T. Rowe Price Associates, Inc. (2)	2,999,710		12.6%
100 East Pratt Street
Baltimore, Maryland 21202
Westfield Capital Management Company, Inc. (3)	2,055,642		8.6%
One Financial Center
Boston MA 02111
Capital Guardian Trust Company (4)	1,252,800		5.3%
1110 Santa Monica Blvd.
Los Angeles, California 90025

Named Executive Officers and Director Nominees:
Robert C. Arzbaecher	787,212	(5)	3.3%
President and Chief Executive
Officer and Director

Beneficial Owner (1)	Amount and Nature		Percent of Class
William S. Blackmore	19,716	(6)	*
Executive Vice President, Engineered Solutions
Gustav H.P. Boel, Executive Vice President, European Electrical and Director	21,312	(7)	*
Thomas J. Fischer, Director	2,000		*
Mark E. Goldstein, Executive Vice President, Tools & Supplies	41,358	(8)	*
William K. Hall, Director	16,000	(9)	*
Kathleen J. Hempel, Director	16,000	(10)	*
Andrew G. Lampereur, Executive Vice President and Chief Financial Officer	229,052	(11)	*
Robert A. Peterson, Director	6,400	(12)	*
William P. Sovey, Director	19,000	(13)	*
Larry Yost, Director	0		*

Directors Retiring from Office
H. Richard Crowther, Director	70,419	(14)	*
Bruce S. Chelberg, Director	40,800	(15)	*
All Directors and Executive Officers (18 persons)	1,389,863	(16)	5.9%

*	Less than 1%

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership as of September 30, 2004 based on report issued to the Company by a third party service provider.

(3)	Share ownership as of September 30, 2004 based on report issued to the Company by a third party service provider.

(4)	Share ownership as of September 30, 2004 based on report issued to the Company by a third party service provider.

(5)	Includes 1,200 shares held by spouse, 1,100 shares held by his children through a custodian, 10,299 shares held in the Savings Plan, 1,600 shares held in an individual IRA Account and 663 shares held in the Actuant Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Also includes 453,280 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2004.

(6)	Includes 600 shares held in the Savings Plan and 116 shares held in the Deferred Compensation Plan. Also includes 5,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2004.

(7)	Includes 12,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2004. Excludes 2,150 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(8)	Includes 1,518 shares held in the Savings Plan, 584 shares held in the Employee Stock Purchase Plan, 26,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2004 and 256 shares held in the Deferred Compensation Plan.

(9)	Includes 12,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2004. Excludes 4,523 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, of which he does not have any voting or dispositive power.

(10)	Includes 12,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2004.

(11)	Includes 4,345 shares held in the Savings Plan, 14,000 shares held in an individual IRA Account, 362 shares held in the Employee Stock Purchase Plan, 139,800 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2004 and 183 shares held in the Deferred Compensation Plan.

(12)	Excludes 1,380 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(13)	Includes 18,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2004. Excludes 8,889 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(14)	Includes 1,200 shares held by a family trust and 44,219 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2004. Excludes 30,514 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(15)	Includes 18,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2004.

(16)	Includes 15,600 shares held in individual IRA accounts, 1,200 shares held by a family trust, 1,200 shares held by spouses, 1,100 shares held by a custodian for minor children, 1,440 shares held in the Employee Stock Purchase Plan, 21,829 shares held in the Savings Plan and 1,401 shares held in the Deferred Compensation Plan. Also includes 794,899 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2004. Excludes 47,456 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which none of the directors has any voting or dispositive power.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors currently consists of ten members. On October 27, 2004, Larry Yost was appointed to the board of directors. Mr. Crowther and Mr. Chelberg have informed the board that they will retire from the board at the end of their current term, which expires at the Meeting. The size of the board will be reduced to eight members and, at the Meeting, eight directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company.

	Age	Director Since
Robert C. Arzbaecher	44	2000
President and Chief Executive Officer
Gustav H.P. Boel	59	2000
Executive Vice President—European Electrical
Thomas J. Fischer (2)	57	2003
Consultant in corporate financial and accounting matters, retired partner of Arthur Andersen LLP
William K. Hall (1)(2)	61	2001
Chairman and Chief Executive Officer, Procyon Technologies, Inc. (holding company focused on the acquisition and growth of suppliers to the global aerospace and defense industry)
Kathleen J. Hempel (2)(3)	54	2001
Private investor and Former Vice Chairman and Chief Financial Officer of Fort Howard Corp. (manufacturer, converter and marketer of sanitary tissue products)
Robert A. Peterson (1)(2)	48	2003
President and Chief Executive Officer of Norcross Safety Products L.L.C. (manufacturer and marketer of personal safety equipment)
William P. Sovey (1)(3)	71	2000
Former Chairman and Chief Executive Officer of Newell Rubbermaid, Inc. (a multi-national manufacturer and marketer of branded consumer products)
Larry Yost (1)(3)	66	2004	(4)
Former President and Chief Executive Officer of ArvinMeritor Inc. (a multi-national manufacturer of vehicle systems)

(1)	Member of the Compensation Committee of the Board of Directors.

(2)	Member of the Audit Committee of the Board of Directors.

(3)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

(4)	Appointed to the board of directors on October 27, 2004.

All of the directors have held the positions with the Company or other organizations shown in the above table during the past five years, except for the following: (a) Robert C. Arzbaecher was Senior Vice President and Chief Financial Officer of Actuant from 1998 until August 2000; (b) Gustav H.P. Boel was Senior Vice President of APW Ltd. until February 2001 and an independent business consultant from February 2001 until September 2002; (c) Bruce S. Chelberg was Chairman and Chief Executive Officer of Whitman Corporation from 1992 to 2000; (d) Thomas J. Fischer was a partner with Arthur Andersen LLP from 1980 to 2002; and (e) William K. Hall was Chairman and Chief Executive Officer of Falcon Building Products, Inc. from 1997 to 2000.

Bruce S. Chelberg is a director at First Midwest Bancorp., Inc, Northfield Laboratories, Inc. and Snap-On Tools. Thomas J. Fischer is a director of Badger Meter, Inc. and Regal-Beloit Corporation, William K. Hall is a director of GenCorp Inc., A.M. Castle & Co. and Great Plains Energy, Inc. Kathleen J. Hempel is a director of Whirlpool Corp., Oshkosh Truck Corp. and Kennametal Inc. William P. Sovey is a director of Teco Energy, Inc. Larry Yost is a director of Unova, Inc., Kennametal Inc. and Milacron Inc.

PROPOSAL 2

APPROVAL OF ACTUANT CORPORATION EXECUTIVE OFFICER BONUS PLAN

Shareholders of the Company are being asked to approve the Actuant Corporation Executive Officer Bonus Plan, which we refer to as the plan. The board of directors has determined that it is advisable and in the best interests of the Company and the shareholders to adopt the plan. The board of directors has adopted the plan, subject to shareholder approval. The purpose of the plan is to promote the success of the Company by (i) compensating and rewarding participating executives with annual cash bonuses for the achievement of performance targets and (ii) motivating such executives by giving them opportunities to receive bonuses directly related to such performance. The plan is intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. A copy of the plan is attached hereto as Exhibit A. The following summary of the material features of the Plan is qualified in its entirety by reference to the complete text of the plan.

Section 162(m) generally provides that the Company may not take a federal income tax deduction for compensation in excess of $1,000,000 paid to certain executive officers in any one year. Certain performance-based compensation is exempt from this limit. That is, Section 162(m) does not preclude the Company from taking a federal income tax deduction for certain qualifying performance-based compensation paid to an executive officer in a year even if that compensation exceeds $1,000,000. The plan is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) and related IRS regulations. Section 162(m) requires that certain material terms of the plan, including the business criteria and maximum amounts payable, be approved by the Company’s shareholders.

Eligibility. The persons eligible to participate in the plan are key employees (including elected officers) who are or in the opinion of the compensation committee of the board of directors may be “covered employees” for purposes of Section 162(m).

The Committee. The plan will be administered by the compensation committee of the board of directors, which will consist solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m). The committee will have the sole authority to establish and administer the business criteria and performance targets and the responsibility of determining the time or times at which and the form and manner in which bonuses will be paid (which may include elective or mandatory deferral alternatives) and will otherwise be responsible for the administration of the plan.

Subject to the limitations of the plan and compliance with Section 162(m), the committee will have the authority to accelerate payment of a bonus (after the attainment of the applicable performance targets) and to waive restrictive conditions for a bonus (including any forfeiture conditions, but not performance targets), in such circumstances as the committee deems appropriate. The committee will have the authority to provide under the terms of an award that payment or vesting will be accelerated upon the death or disability of a participant, a change in control of the Company, or upon termination of the participant’s employment without cause or as a constructive termination, as and in the manner provided by the committee, subject to such provision not causing the award to fail to satisfy the requirements for performance-based compensation under Section 162(m) generally.

Business Criteria. The business criteria applicable to an award may be established with respect to the Company or any applicable subsidiary, division, segment, or unit, on a consolidated or separate basis. Performance targets may be based on one or more of the following business criteria: combined management measure (i.e., EBITA or divisional profit less an asset carrying charge), diluted earnings per share, divisional profit, EBITA, EBITDA, free cash flow, net assets employed, profit margin, return on assets, return on equity, return on net assets, revenues, stock appreciation, total revenue growth and total stockholder return.

Bonus. The committee will establish the specific performance targets with respect to an award while the performance relating to the performance targets remains substantially uncertain within the meaning of Section 162(m) and in no event more than 90 days after the commencement of the applicable fiscal year. Each participant may receive a bonus only if the performance targets established by the committee for the award, relative to the applicable business criteria, are attained in the applicable fiscal year. Notwithstanding the fact that the performance targets have been attained, the committee may, in its sole discretion, decide to pay a bonus of less than the amount determined by the formula or standard established by the committee. The maximum aggregate bonus that may be paid pursuant to all awards granted in any fiscal year to any one executive under the plan is three times such executive’s base salary for that fiscal year.

Adjustments. To preserve the intended incentives and benefits of an award, the committee will (a) adjust performance targets or other features of an award to reflect any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company (or any material portion of the Company), (b) calculate performance targets without regard to any change in accounting policies or practices affecting the Company and/or the business criteria or performance targets, and (c) adjust the business criteria and performance targets or other features of an award to reflect the effects of any special charges to the Company’s earnings, in each case only to the extent consistent with generally accepted accounting principles and the requirements of Section 162(m) to qualify such award as performance-based compensation.

Deferred Amounts. Subject to compliance with Section 162(m) and the terms of the plan, the committee may provide a participant the opportunity to elect to defer the payment of any bonus under a nonqualified deferred compensation plan maintained by the Company. In the case of any deferred payment of a bonus after the attainment of the applicable performance targets, any amount in excess of the amount otherwise payable will be based on the interest rates or rates of return determined in accordance with the plan.

Amendments. The committee may, at any time, terminate or, from time to time, amend, modify or suspend the plan, in whole or in part. Notwithstanding the foregoing, no amendment may be effective without board and/or stockholder approval if such approval is necessary to comply with the applicable rules of Section 162(m).

The affirmative vote of holders of a majority of the shares cast at the Meeting, in person or by proxy, will be required for the approval of the Plan. Abstentions and broker non-votes will have no effect on this proposal.

The board of directors unanimously recommends that you vote FOR approval of the Plan.

BOARD MEETINGS, COMMITTEES AND DIRECTOR COMPENSATION

There were four meetings of the board of directors (and three actions by unanimous consent), eight meetings of the Audit Committee, three meetings of the Compensation Committee (and one action by unanimous consent) and three meetings of the Nominating and Corporate Governance Committee during the fiscal year ended August 31, 2004. During the period in the last fiscal year in which they served, all members of the board of directors attended at least 75% of the aggregate number of meetings of the board of directors and all the committees on which they served.

Independent and Non-Management Directors

The board of directors has determined that each member of the board qualifies as an independent director under New York Stock Exchange listing standards, other than Mr. Arzbaecher and Mr. Boel who are executive officers of the Company.

The non-management directors meet regularly without any management directors present. Mr. Hall has been chosen by the board to preside at meetings of the non-management directors.

Committees

The Compensation Committee of the board of directors determines the compensation of the Company’s executive officers, administers incentive compensation plans and equity-based plans maintained by the Company, makes recommendations to the board of directors with respect to the amendment, termination or replacement of such plans, recommends to the board of directors the compensation for board members and conducts an annual evaluation of the performance of the Committee.

The Nominating and Corporate Governance Committee of the board of directors is responsible for evaluating and nominating prospective members for the Company’s board of directors. The Committee will also consider nominees for the board of directors recommended by shareholders. Any such recommendation may be submitted to the attention of the Chairman at the principal executive offices of the Company. The Committee is also responsible for exercising a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures. The Committee is comprised entirely of independent directors as defined and required by applicable New York Stock Exchange listing standards.

The Audit Committee of the board of directors performs oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance, including, among other things:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	review of the independent auditors qualifications and independence; and

•	the performance of the Company’s internal audit function and the Company’s independent auditors.

In addition, the Audit Committee maintains, through regularly scheduled meetings, a line of communication between the board of directors and the Company’s financial management, internal auditors and independent accountants, and prepares the report to be included in the Company’s annual proxy statement, as required by the Securities and Exchange Commission rules and regulations.

Each of the committees of the board of directors has adopted a written charter to govern its operations. Copies of the charters are posted on the Company’s website at www.actuant.com. On October 28, 2005, the Audit Committee amended its charter. A complete copy of the Audit Committee Charter, as amended, is attached to this Proxy Statement as Exhibit B.

Shareholder Communications with Directors

The board has adopted a process for shareholder communications. Shareholders who want to communicate with the board or any individual director can write to:

Actuant Corporation

6100 North Baker Road

Milwaukee, Wisconsin 53209

Attention: Chairman

Your letter should indicate that you are an Actuant shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.

Board Attendance

There has been no formal policy with respect to attendance of the directors at the Company’s Annual Meeting of Shareholders. Two members of the board attended the 2004 Annual Meeting of Shareholders.

Director Compensation

For fiscal year 2004, directors who were not employees of the Company were paid an annual retainer of $30,000 for serving on the board of directors and an annual retainer for serving on each committee of $10,000, $5,000 and $5,000 for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively. The chairperson of each committee received an additional annual fee of $5,000. In addition, each non-employee director is automatically granted an option to purchase 6,000 shares of Company common stock immediately after his or her election at the Annual Meeting of Shareholders pursuant to the terms of the Company’s 2001 Outside Directors’ Stock Option Plan, at an exercise price equal to the fair market value of the common stock on the date of grant. For fiscal year 2004, each non-employee director was automatically granted an option to purchase 6,000 shares of Company common stock at an exercise price of $37.41 per share. Directors who are employees of the Company do not receive separate remuneration in connection with their service on the board or board committees.

Under the Outside Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”), each non-employee director may elect to defer all or a specified portion of his annual retainer for future payment on a date specified by the participant or upon termination of the participant’s service as a director. The amount deferred is used to purchase shares of Company common stock on the open market, which shares are then placed in a rabbi trust. Distributions from the Deferred Compensation Plan are made in Class A Common Stock. During fiscal year 2004, four directors participated in the Deferred Compensation Plan.

Nominating Committee

The Nominating Committee has a role in identifying director candidates consistent with criteria established by the board, including the slate of directors presented for election at the Meeting. Historically, the Company has not had a formal policy concerning shareholder recommendations to the Nominating Committee. The Company has not received any recommendations from shareholders requesting that the Nominating Committee consider a candidate for inclusion among the Committee’s slate of nominees in the this proxy statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received.

Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to board duties.

In evaluating director nominees, the Nominating Committee also considers the following factors:

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s board of directors.

The Nominating Committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing there are no stated minimum criteria for director nominees, although the Nominating Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the board meet the definition of “independent director” under NYSE listing standards. The Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the board.

The Nominating Committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the Nominating Committee or the board decides not to re-nominate a member for re-election, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating Committee and board of directors are polled for suggestions as to individuals meeting the criteria of the Nominating Committee. Research may also be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the board of directors oversees and monitors the Company’s management and independent accountants throughout the financial reporting process. No member of the Committee is employed by or has any other material relationship with the Company. The board of directors has determined that each of the members of the Audit Committee qualifies as an audit committee financial expert under Securities and Exchange Commission regulations.

In connection with its function to oversee and monitor the financial reporting process of the Company, the Committee has done, among other things, the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2004 with the Company’s management and PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380); and

•	received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the foregoing, the Committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2004.

The Audit Committee is comprised entirely of independent directors as defined and required by Sections 303.01(B) and 303.02(D) of the New York Stock Exchange listing standards.

Thomas J. Fischer (Chairman)

William K. Hall

Kathleen J. Hempel

Robert A. Peterson

EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors on Executive Compensation

Development of Compensation Approach and Objectives. The Compensation Committee of the board of directors is responsible for establishing the policies under which compensation is paid or awarded to the Company’s executive officers, and determining the amount of such compensation. No member of the Committee is employed by the Company. The Committee’s objective is to develop a total compensation program that is competitive in the marketplace and provides incentive to increase shareholder value. Each year, the Committee reviews its executive compensation policies relative to market competitiveness, and then determines what changes in the compensation program, if any, are appropriate for the following year. This review is conducted at the beginning of each fiscal year. Compensation of the Company’s executive officers currently consists of three key components—salary, bonus and stock options.

As in past years, for fiscal 2004 the Committee retained an independent outside consultant who provided data regarding the compensation practices of U.S. manufacturing companies. Competitive pay standards were derived from the results of compensation surveys, including comparisons with many manufacturing companies. This data, along with the President and Chief Executive Officer’s recommendations for particular executive officer compensation and information regarding an executive’s experience, expertise and demonstrated performance, were reviewed by the Committee in connection with setting fiscal 2004 salaries.

Stock Incentive Component. To emphasize the Committee’s belief that stock ownership by the Company’s executive officers directly focuses those executives on increasing shareholder value, officer stock ownership guidelines have been adopted. In general, it is the Company’s policy that executive officers should hold stock or options equal to a minimum of three times their base salary (recognizing that newer officers may need two or more years to build their ownership, up to that level), with at least one years’ base salary in Actuant share ownership versus vested stock options.

In August 2000, the Company adopted the Actuant Corporation Executive Stock Purchase Plan. The purpose of this plan was to facilitate the purchase of Company common stock by executive officers in order to more closely align the executive’s financial rewards with the financial rewards realized by Company shareholders and to increase the ownership of common stock among executives. The Committee designated the amount that could be borrowed by the executive officers from a financial institution and selected employees eligible to participate in the program. In connection with this plan, the Company guaranteed an individual’s loan and agreed that the Company would be responsible for interest expense incurred by the executive in excess of four percent (4%) per year. During the 2004 fiscal year, the Company did not pay any interest on loans entered into by executive officers because the prevailing interest rates were lower than 4%. The Company also agreed to be responsible for 50% of any loss incurred on shares purchased under this program so long as the participant remained employed by the Company for four years or until July 31, 2004. If the participant terminated employment before July 31, 2004 or sold the shares purchased under this program prior to July 31, 2004, the executive officer would be responsible for the full amount of any loss on the sale. As of the record date, the fair market value of the stock purchased under the program exceeded the underlying loan amounts. As of August 31, 2004, guarantees by the Company have been made for 5 executive officers, totaling approximately $1.6 million in the aggregate, all of which was used to purchase approximately 138,000 shares of Company common stock. The total amounts of the corresponding loans as of October 31, 2004 for our named executive officers were: Mr. Blackmore—$247,197, Mr. Goldstein—$209,831 and Mr. Lampereur—$572,443. Mr. Arzbaecher and Mr. Boel do not participate in the plan. In fiscal 2002, the Company suspended the practice of providing new guarantees for the benefit of its executive officers in connection with such purchases.

Stock options are granted annually to executive officers. Options may also be granted to other key employees whose present and future contributions are especially important to the Company. All option grants are priced at 100% of market value as of the date of grant. Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the options granted two years after the date of grant and fully exercisable five years after the date of grant. During the Company’s 2004 fiscal year, a total of 234,380 stock options were granted to the executive officers.

Key Measurement Criteria for Bonuses. Bonus payments are made to each executive officer based upon the degree of achievement of the year’s financial objectives. An executive may receive more, or less, than the target bonus based on actual business results.

Company executives not in charge of business units receive bonus payments based upon the performance of the Company as a whole. For fiscal 2004, bonuses were based on a year over year improvement in the Company’s Combined Management Measure (“CMM”). CMM is net earnings before interest, taxes and amortization less a 20% charge based upon the net assets employed. For the fiscal year ended August 31, 2004, aggregate bonuses for the Company’s executive officers not in charge of a business unit equaled 230% of the executives’ targeted bonuses.

Each executive responsible for a business unit (or a portion of a business unit) is eligible for a bonus based on the Company’s CMM and on the performance of that unit, with the measuring index utilized being the CMM for the unit. Eighty percent of such an executive’s bonus was based on the applicable unit’s CMM, with the other twenty percent based on the Company’s CMM. Bonuses for the Company’s business unit executives who were employed throughout the 2004 fiscal year ranged from 46% to 206% of their target bonuses.

Chief Executive Officer Compensation. Mr. Arzbaecher’s salary for fiscal 2004 was $580,000 and his bonus target was $406,000. Mr. Arzbaecher’s actual bonus for fiscal 2004 was $933,800 (230% of target) due to the Company’s CMM performance as described above. The Company granted Mr. Arzbaecher options to acquire 86,380 shares during fiscal 2004.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction to $1,000,000 per year for compensation paid to its chief executive officer or any of the other executive officers named in the summary compensation table of this Proxy Statement. Performance-based compensation is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. The Company believes that its stock plans comply with the final Section 162(m) regulations adopted by the Internal Revenue Service. In order to preserve the deductibility of performance-based compensation, the Company will generally seek to comply with Section 162(m) of the Code to the extent such compliance is practicable and in the best interests of the Company and its shareholders. In this regard, the board of directors has approved the Actuant Corporation Executive Officer Bonus Plan and submitted it to the shareholders for their approval at the Meeting.

Compensation Committee Charter. The Compensation Committee has adopted a written charter to govern its operations. The Compensation Committee has evaluated its compliance with its charter and determined that it has complied with its charter.

Bruce S. Chelberg (Chairman)

H. Richard Crowther

William K. Hall

Robert A. Peterson

William P. Sovey

Larry Yost

Summary Compensation Table

The following table sets forth compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and each of the Company’s other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2004, for services rendered to the Company and its subsidiaries (“named executive officers”). Also included in the table is actual compensation information for those individuals for fiscal years 2003 and 2002, if they were employed by the Company at that time.

				Long-Term Compensation Awards			All Other Compensation ($)(2)(3)(4)
	Annual Compensation			Securities Underlying Options/ SARS (1)	Restricted Stock Awards ($)
Name and Principal Position	Year	Salary	Bonus
Robert C. Arzbaecher
President and Chief Executive Officer	2004	$580,000	$933,800	86,380	$-0-		$43,080
President and Chief Executive Officer	2003	500,000	469,000	90,000	-0-		20,520
President and Chief Executive Officer	2002	425,000	532,000	100,000	-0-		58,091
Williams S. Blackmore
Executive Vice President, Engineered Solutions	2004	$275,000	$226,600	16,000	$-0-		$19,714
Vice President, Engineered Solutions Americas	2003	220,000	79,904	18,000	-0-		10,751
Vice President, Engineered Solutions Americas (5)	2002	33,750	14,560	10,000	-0-		1,216
Gustav H.P. Boel
Executive Vice President, European Electrical	2004	$250,000	$51,750	18,000	$-0-		$48,635	(6)
Vice President, Kopp (7)	2003	212,000	103,100	6,000	$114,180	(8)	-0-
Mark E. Goldstein
Executive Vice President, Tools & Supplies	2004	$315,000	$262,521	24,000	$-0-		$30,614
Vice President, Tools & Supplies	2003	265,000	216,100	24,000	-0-		55,308	(9)
Vice President, Gardner Bender	2002	230,000	185,058	28,000	-0-		34,468
Andrew G. Lampereur
Executive Vice President and Chief Financial Officer	2004	$285,000	$294,975	24,000	$-0-		$26,219
Vice President and Chief Financial Officer	2003	250,000	150,800	24,000	-0-		17,686
Vice President and Chief Financial Officer	2002	220,000	167,200	24,000	-0-		20,465

(1)	Consists entirely of stock options.

(2)	The 2004 amounts represent the following: (a) the Company’s Savings Plan matching contributions as follows: Mr. Arzbaecher—$3,300, Mr. Blackmore—$3,300, Mr. Goldstein—$3,300 and Mr. Lampereur—$3,300; (b) the Company’s Savings Plan core and restoration contributions as follows: Mr. Arzbaecher—$31,101, Mr. Blackmore—$10,393, Mr. Goldstein—$15,702 and Mr. Lampereur—$12,911; (c) auto payments as follows: Mr. Arzbaecher—$7,352, Mr. Blackmore—$5,228, Mr. Goldstein—$6,589 and Mr. Lampereur—$8,363; (d) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$1,327, Mr. Blackmore—$793, Mr. Goldstein—$810 and Mr. Lampereur—$540; and (e) financial planning services reimbursements as follows: Mr. Goldstein—$4,213 and Mr. Lampereur—$1,105.

(3)	The 2003 amounts represent the following: (a) the Company’s Savings Plan matching contributions as follows: Mr. Arzbaecher—$3,225, Mr. Blackmore—$2,655, Mr. Goldstein—$3,225 and Mr. Lampereur—$3,225; (b) the Company’s Savings Plan core contributions as follows: Mr. Arzbaecher—$6,000, Mr. Blackmore—$6,000, Mr. Goldstein—$6,000 and Mr. Lampereur—$6,000; (c) premiums paid by the Company for split-dollar life insurance for Mr. Arzbaecher—$3,787; (d) auto payments as follows: Mr. Arzbaecher—$6,916, Mr. Blackmore—$1,582, Mr. Goldstein—$5,291 and Mr. Lampereur—$8,070; (e) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$592, Mr. Blackmore $514, Mr. Goldstein—$588 and Mr. Lampereur—$391; and (f) relocation costs paid by the Company for Mr. Goldstein—$23,565.

(4)	The 2002 amounts represent the following: (a) the Company’s Savings Plan matching contributions as follows: Mr. Arzbaecher—$2,775, Mr. Blackmore—$338, Mr. Goldstein—$2,775 and Mr. Lampereur—$2,775; (b) the Company’s Savings Plan core contributions as follows: Mr. Arzbaecher—$5,100, Mr. Goldstein—$5,100 and Mr. Lampereur—$5,100; (c) premiums paid by the Company for split-dollar life insurance for Mr. Arzbaecher—$4,336; (d) auto payments as follows: Mr. Arzbaecher—$3,781, Mr. Goldstein—$3,360 and Mr. Lampereur—$8,770; (e) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$325 Mr. Blackmore—$17, Mr. Goldstein—$90 and Mr. Lampereur—$54; (f) interest paid by the Company on loans in connection with the Executive Stock Purchase Plan as follows: Mr. Arzbaecher—$6,565, Mr. Blackmore—$861, Mr. Goldstein—$901 and Mr. Lampereur—$3,766; and (g) initiation fee for country club for Mr. Arzbaecher—$35,209.

(5)	Mr. Blackmore joined the Company in fiscal 2002 as Vice President-Engineered Solutions Americas. Prior to jointing the Company he served as President of Integrated Systems Americas at APW Ltd.

(6)	The 2004 amount for Mr. Boel represents the cost of a Company provided apartment.

(7)	Mr. Boel joined the Company in fiscal 2003 in his current capacity. Prior to joining the Company as an executive officer, Mr. Boel was a non-employee member of the Board of Directors.

(8)	Mr. Boel holds 6,000 restricted stock units, which were awarded to him in September 2002. The dollar value shown in the table above is based on the closing price of $19.03 per share on the date the restricted stock units were granted. The restricted stock units vested on September 3, 2004. The value of the restricted stock units as of August 31, 2004 was $227,040 based on the closing price of $37.84 per share on that date. Dividends (if any) will be paid on the restricted stock units at the same rate as other outstanding shares of the Company’s Class A Common Stock.

(9)	The 2003 amount for Mr. Goldstein includes $16,639 of interest on a loan related to his relocation to the Milwaukee area, which the Company paid on his behalf.

Option/SAR Grants in Last Fiscal Year

The following table sets forth information concerning stock option grants during the last fiscal year to the named executive officers. No stock appreciation rights (“SARs”) were granted in fiscal 2004.

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Sh)	Expiration Date (2)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%	10%
Robert C. Arzbaecher	40,000	11%	31.81	10/21/13	800,268	2,028,037
	46,380	13%	34.24	4/29/14	998,571	2,530,575
Williams S. Blackmore	16,000	4%	31.81	10/21/13	320,107	811,215
Gustav H.P. Boel	18,000	5%	31.81	10/21/13	360,121	912,617
Mark E. Goldstein	24,000	7%	31.81	10/21/13	480,161	1,216,822
Andrew G. Lampereur	24,000	7%	31.81	10/21/13	480,161	1,216,822

(1)	Based on stock option grants for an aggregate of 365,104 shares made to all employees during the fiscal year ended August 31, 2004.

(2)	Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the shares granted two years after the date of grant and fully exercisable five years after the date of grant. In the event of a change in control of the Company, the Compensation Committee may either provide for equivalent substitute options to be granted to the optionees or a cash-out of the options based on the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. Optionees who earn more than $100,000 per year may elect to defer receipt of option shares upon exercise of an option. Throughout the deferral period, the deferred shares are credited with “deemed dividends” at the same rate as dividends paid on Company common stock. At the end of the deferral period, such accumulated cash dividend equivalent amounts are converted into shares of common stock and distributed with the shares of common stock issued to settle the optionee’s deferred share account.

(3)	The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the common stock price.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth information for each of the named executive officers concerning options exercised during fiscal 2004 and the number and value of stock options outstanding at the end of the fiscal year. No SARs are outstanding.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the Money Options/SARs at Fiscal Year-End ($)(2)
Name	Shares Acquired	Value Realized	Exercisable	Unexercisable (1)	Exercisable	Unexercisable
Robert C. Arzbaecher	-0-	-0-	453,280	310,380	$14,142,428	$5,292,180
William S. Blackmore	-0-	-0-	5,000	39,000	92,700	439,340
Gustav H.P. Boel	-0-	-0-	12,000	18,000	305,010	108,495
Mark E. Goldstein	-0-	-0-	26,000	74,000	717,888	1,196,148
Andrew G. Lampereur	26,000	$760,266	129,400	86,400	4,166,034	1,566,128

(1)	Represents unvested options at the end of fiscal 2004.

(2)	Based upon the closing price of $37.84 of the common stock on the New York Stock Exchange, Composite Tape on August 31, 2004, as reported in the Wall Street Journal.

Equity Compensation Plan Information

The following table provides information as of August 31, 2004 regarding the number of shares of common stock that may be issued under the Company’s equity compensation plans.

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,974,758	$15.72	674,533
Equity compensation plans not approved by security holders	-0-	N/A	-0-
Total	1,974,758	$15.72	674,533

(1)	The table does not include information regarding the Company’s Outside Directors’ Deferred Compensation Plan. The plan permits deferral of director compensation into phantom stock units, which are paid out in shares of common stock. The directors who participate in the plan do not have any voting or dispositive power over the phantom stock units. As of August 31, 2004, there were 50,595 shares of common stock underlying phantom stock units held in the plan.

Change in Control Arrangements

Certain of the Company’s stock option plans contain provisions that would be triggered by a change in control of the Company. The 1996, 2001 and 2002 Stock Option Plans permit the Compensation Committee to either provide for equivalent substitute options to be granted to the optionees upon a change in control or the cash-out of options previously granted under such plan based on the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. The 1990 Stock Option Plan provides for acceleration of vesting in the event of a change in control. Finally, the stock option deferral programs which are part of each stock option plan maintained by the Company require distribution of all deferred shares as soon as administratively practicable after the date of a change in control.

The Company has entered into change in control agreements with each of Messrs. Arzbaecher, Blackmore, Boel, Bowman, Goldstein, Kobylinski, Lampereur, Staple and Wieczorek, present executive officers of the Company, whereby the Company will provide the executives with termination benefits upon termination of employment following a change in control and a triggering event. A triggering event is generally defined as:

•	(a) reducing the total base compensation amount paid by the Company to the executive or (b) modifying the bonus plan applicable to the executive which results in the executive earning less than the then existing bonus plan or (c) reducing the total aggregate value of the fringe benefits received by the executive from the Company from the levels received by the executive at the time of a change in control or during the 120-day period immediately preceding the change in control; or

•	a material change in the executive’s position or duties, executive’s reporting responsibilities, or persons reporting to the executive from the levels existing at the time of a change in control or during the 180-day period immediately preceding the change in control; or

•	a change in the location or headquarters where the executive is expected to provide services of 40 or more miles from the previous location existing at the time of the change in control or during the 180-day period immediately preceding the change in control.

A change in control is defined as:

•	a sale of over 50% of the stock of the Company measured in terms of voting power, other than in a public offering or certain acquisitions by the Company; or

•	the sale by the Company of over 50% of its business or assets in one or more transactions over a consecutive 12-month period; or

•	a merger or consolidation of the Company with any other corporation if the shareholders of the Company prior to the transaction do not own at least 50% of the surviving entity; or

•	the acquisition by any means of more than 25% of the voting power or common stock of the Company by any person or group of persons (with group defined by the definitions under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or

•	the election of directors constituting a majority of the Company’s Board of Directors pursuant to a proxy solicitation not recommended by the Company’s Board of Directors.

The terms of the change in control agreements are not uniform and vary by executive. The period of time during which a triggering event (and corresponding termination of employment) must occur in connection with a change in control vary from 6 months prior to, and 18 to 24 months following, the change in control. The termination benefits payable range from one to two times base salary plus one to two times bonus. The Company will also continue to provide welfare benefits and other perquisites which the executive was receiving at the time of the change in control for a period ranging from 12 to 24 months after termination.

Performance Graph

The following graph shows the cumulative total shareholder return on the common stock during the preceding five fiscal years as compared to the returns on the Standard & Poor’s 500 Stock Index and the Dow Jones US Industrial Diversified Index. The graph assumes that $100 was invested on August 31, 1999 in the common stock and each index and that all dividends were reinvested. On July 31, 2000 the Company spun off its Electronics Business as a company named APW Ltd. and this resulted in the Company’s stock price decreasing from approximately $39.8125 (combined price as of spin off) to $3.062 (both numbers pre-fiscal 2001 reverse stock split and fiscal 2004 stock split) after the spin off. For purposes of this performance graph, the distribution of the APW Ltd. shares in the spin off was treated as a special dividend paid to shareholders of the Company which dividend, in turn, was reinvested into the Company’s common stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ACTUANT CORPORATION, THE S & P 500 INDEX

AND THE DOW JONES US INDUSTRIAL DIVERSIFIED INDEX

*	$100 invested on 8/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending August 31.

	1999	2000	2001	2002	2003	2004
ACTUANT CORPORATION	$100.00	$209.97	$180.38	$325.29	$437.89	$643.60
S&P 500	100.00	116.32	87.95	72.12	80.83	90.09
DOW JONES US INDUSTRIAL DIVERSIFIED	100.00	131.41	105.53	78.43	84.46	100.80

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2004. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of those filing requirements were satisfied with respect to fiscal 2004, except that one report of a purchase by Mr. Fischer was filed two days late.

Independent Public Accountants

The Company retained PricewaterhouseCoopers LLP as its accountants for the 2005 fiscal year.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Meeting and available to respond to appropriate questions and make a statement if desired.

Fees Billed to the Company by PricewaterhouseCoopers LLP During Fiscal Year 2004 and 2003

PricewaterhouseCoopers LLP was the Company’s principal accountant for fiscal years 2004 and 2003. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2004	Fiscal Year Ended August 31, 2003
Audit Fees	$653,000	$616,000
Audit-Related Fees	$114,000	$68,000
Tax Fees	$376,000	$766,000
All Other Fees	$-0-	$2,000

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements, the review of quarterly financial statements, the preparation of statutory and regulatory filings, and the issuance of comfort letters and consents. Audit-Related Fees were for professional services rendered in connection with accounting consultations, due diligence and audits in connection with acquisitions, and consultations regarding the implementation of the provisions of Sarbanes-Oxley Section 404. For fiscal 2004, Tax Fees consist of $216,000 billed for professional services related to tax compliance, including IRS audit assistance, foreign tax return preparation and transfer pricing studies as well as $160,000 billed for tax planning and tax advice. For fiscal 2003, Tax Fees consist of $555,000 billed for professional services related to tax compliance, including IRS audit assistance, foreign tax return preparation and transfer pricing studies, as well as $210,000 billed for tax planning and tax advice.

The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All non-audit services which involve more that $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000. Any such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 5, 2005 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be delivered to the Company by September 9, 2005, but no earlier than August 10, 2005, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 19, 2004 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Milwaukee, Wisconsin

December 3, 2004

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year-ended August 31, 2004, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon request directed to Andrew Lampereur, Executive Vice President and Chief Financial Officer, Actuant Corporation, P.O. Box 3241, Milwaukee, Wisconsin 53201.

EXHIBIT A

ACTUANT CORPORATION

EXECUTIVE OFFICER BONUS PLAN

Article I. Purpose.

The purpose of Actuant Corporation Executive Officer Bonus Plan (the “Plan”) is to promote the success of Actuant Corporation by (i) compensating and rewarding participating executives with annual cash bonuses for the achievement of performance goals and (ii) motivating such executives by giving them opportunities to receive bonuses directly related to such performance. This Plan is intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Article II. Definitions.

“Award” means an award under this Plan of an opportunity to receive a Bonus if the applicable Performance Target(s) are achieved for the applicable Fiscal Year.

“Award Notice” means a notice in writing (delivered either in hard copy or electronically) evidencing the grant of an Award under this Plan that has been authorized by the Compensation Committee of the Board of Directors.

“Base Salary” in respect of any Fiscal Year means the annual base salary of a Participant from the Company and all affiliates of the Company in effect at the time Participant is selected to participate for that Fiscal Year, exclusive of any commissions or other actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

“Board” means the Board of Directors of Actuant Corporation.

“Bonus” means a cash payment under this Plan.

“Business Criteria” means any one or a combination of the business criteria set forth on Appendix A hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board.

“Company” means Actuant Corporation and its Subsidiaries.

“Actuant Corporation” means Actuant Corporation, a Wisconsin corporation, and any successor entity which shall have assumed the rights and obligations of this Plan by operation of law or otherwise.

“Executive” means a key employee (including any elected officer) of the Company who is (or in the opinion of the Committee may become) a “covered employee” for purposes of Section 162(m).

“Participant” means an Executive selected to participate in the Plan by the Committee for the applicable Fiscal Year.

“Performance Target(s)” means the specific objective goal or goals that are timely set in writing by the Committee pursuant to Section 4.2 for each Participant for the Fiscal Year in respect of any one or more of the Business Criteria.

“Plan” means Actuant Corporation Executive Officer Bonus Plan, as amended from time to time.

“Fiscal Year” means the twelve months ended August 31.

“Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

“Subsidiary” means a corporation, partnership, limited liability company or other entity in which Actuant Corporation owns, directly or indirectly, capital stock or other interests having ordinary voting power to elect a majority of the Board of Directors or other governing body.

Article III. Administration of the Plan.

3.1 The Committee. This Plan shall be administered by the Committee, which shall consist solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m). Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by written consent of its members.

3.2 Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall have the sole authority to establish and administer the Business Criteria and Performance Target(s) and the responsibility of determining the time or times at which and the form and manner in which Bonuses will be paid (which may include elective or mandatory deferral alternatives) and shall otherwise be responsible for the administration of this Plan in accordance with its terms. The Committee shall have the authority to construe and interpret this Plan and any agreements or other document relating to Awards under this Plan, may adopt rules and regulations relating to the administration of this Plan, and shall exercise all other duties and powers conferred on it by this Plan.

3.3 Express Authority (and Limitations on Authority) to Change Terms and Conditions of Awards; Acceleration or Deferral of Payment. Without limiting the Committee’s authority under other provisions of this Plan, but subject to any express limitations of this Plan and compliance with Section 162(m), the Committee shall have the authority to accelerate payment of a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. Any deferred payment shall be subject to Section 4.8. In addition, and notwithstanding anything in this Plan to the contrary, the Committee shall have the authority to provide under the terms of an Award that payment or vesting shall be accelerated upon the death or disability of a Participant, a change in control of the Company, or upon termination of the Participant’s employment without cause or as a constructive termination, as and in the manner provided by the Committee, subject to such provision not causing the Award to fail to satisfy the requirements for performance-based compensation under Section 162(m) generally.

Article IV. Bonus Provisions.

4.1 Provision for Bonus. Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee for the Award, relative to the applicable Business Criteria, are attained in the applicable Fiscal Year. Notwithstanding the fact that the Performance Target(s) have been attained, the Committee may, in its sole discretion, decide to pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or to pay no Bonus at all.

4.2 Determination of Performance Target(s). The Committee must establish the specific Performance Target(s) with respect to an Award while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m) and in no event more than 90 days after the commencement of the applicable Fiscal Year. At the time the Performance Target(s) for an Award are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, the method of computing the specific amount of Bonus and maximum amount of Bonus that will be payable to the Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.3, 4.6 and 4.7.

4.3 Maximum Individual Bonus. Notwithstanding any other provision hereof, the maximum aggregate Bonus that may be paid pursuant to all Awards granted in any Fiscal Year to any one Executive under this Plan is three times such Executive’s Base Salary for that Fiscal Year.

4.4 Effective Mid-Year Commencement of Service; Termination of Employment. To the extent compatible with Sections 4.2 and 5.5, if an individual’s services as an Executive commence after the Performance Target(s) are established for a Fiscal Year, the Committee may establish Performance Target(s), grant an Award and pay a Bonus to such Executive for a performance period equal to the period of time from the date such individual is selected to participate in the Plan to the end of the Fiscal Year; provided, however, that the Committee must establish such Performance Target(s) while the performance relating to such Performance Target(s) remains substantially uncertain within the meaning of Section 162(m) and in no event after 25% of such performance period has elapsed. The amount of any Bonus to such Executive shall not exceed that proportionate amount of the applicable maximum individual bonus under Section 4.3. In the event of the termination of employment of a Participant prior to the end of the Fiscal Year, the Participant shall not be entitled to any payment in respect of the Bonus, unless otherwise expressly provided by the terms of the Award Notice or other written contract with the Company

4.5 Adjustments. To preserve the intended incentives and benefits of an Award, the Committee shall (a) adjust Performance Target(s) or other features of an Award to reflect any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company (or any material portion of the Company), (b) calculate Performance Target(s) without regard to any change in accounting policies or practices affecting the Company and/or the Business Criteria or the Performance Target(s), and (c) adjust Business Criteria and Performance Target(s) or other features of an Award to reflect the effects of any special charges to the Company’s earnings, in each case only to the extent consistent with generally accepted accounting principles and the requirements of Section 162(m) to qualify such Award as performance-based compensation.

4.6 Committee Discretion to Determine Bonuses. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated (in accordance with Sections 4.1 and 4.2) and whether all or any portion of the amount so calculated will be paid, subject in all cases to the terms, conditions and limits of this Plan and of any other written commitment authorized by the Committee. The Committee may not, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.3 of this Plan or pay a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

4.7 Committee Certification. No Participant shall receive any payment under this Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of this Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in this Plan or the applicable Award Notice were in fact satisfied.

4.8 Time of Payment; Deferred Amounts. Any Bonuses shall be paid as soon as practicable following the Committee’s determinations under this Section 4 and the certification of the Committee’s findings under Section 4.7. Payment shall be in cash or cash equivalents, as determined by the Committee at the time of payment, subject to withholding pursuant to Section 5.6. Notwithstanding the foregoing but subject to compliance with Section 162(m) and Section 4.3, the Committee may provide a Participant the opportunity to elect to defer the payment of any Bonus under a nonqualified deferred compensation plan maintained by the Company. In the case of any deferred payment of a Bonus after the attainment of the applicable Performance Target(s), any amount in excess of the amount otherwise payable shall be based on either Moody’s Average Corporate Bond Yield (or such other rate of interest that is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)) over the deferral period or the return over the deferral period of one or more predetermined hypothetical investments such that the amount payable at the later date will be based upon returns for such investments, including any decrease or increase in the value of the investment(s).

Article V. General Provisions.

5.1 Rights of Executives, Participants and Beneficiaries.

(a) No Right to Awards or Continued Employment. Neither the establishment of this Plan nor the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee in respect of this Plan shall be held or construed to confer upon any person any legal right to receive an Award or any other benefit under this Plan. Nothing contained in this Plan (or in any other documents under this Plan or in any Award Notice) shall confer upon any Executive or Participant any right to continue in the employ of the Company, constitute any contract or agreement of employment, nor interfere in any way with the right of the Company to change a person’s compensation or other benefits, or to terminate his or her employment, with or without cause. Nothing in this Section 5.1(a), however, is intended to adversely affect any express independent right of such person under a separate employment contract.

(b) Plan Not Funded. Awards payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of any Award hereunder. Neither the provisions of this Plan (nor of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.2 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee in accordance with the provisions of Section 162(m), all Awards are non-transferable, and no benefit payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 5.2 shall not apply to an assignment of a contingency or payment due (a) after the death of a Participant to the deceased Participant’s legal representative or Beneficiary or (b) after the disability of a Participant to the disabled Participant’s personal representative.

5.3 Discretion of Company, Board and Committee. Any decision made or action taken by, or inaction of, the Company, the Board or the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. Neither the Board nor the Committee, nor any person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or an Award made under this Plan).

5.4 Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Wisconsin.

5.5 Construction. It is the intent of the Company that this Plan, Awards and Bonuses paid hereunder will qualify as performance-based compensation or will otherwise be exempt from deductibility limitations under Section 162(m). Any provision, application or interpretation of this Plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.

5.6 Tax Withholding. Upon the payment of any Bonus, the Company shall have the right to deduct the amount of any taxes that Actuant Corporation or any Subsidiary may be required to withhold with respect to such cash payment.

5.7 Amendments, Suspension or Termination of Plan. The Committee may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. Notwithstanding the foregoing, no amendment may be effective without Board and/or stockholder approval if such approval is necessary to comply with the applicable rules of Section 162(m).

5.8 Effective Date. This Plan is effective as of September 1, 2004, subject, however, to the approval of Actuant Corporation’s stockholders prior to any payment of any Bonus hereunder.

5.9 Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

5.10 Non-Exclusivity of Plan. Subject to compliance with Section 162(m), nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation under any other plan or authority.

5.11 Limitation on Actions. Any and all rights of any employee or former employee of the Company against the Company arising out of or in connection with this Plan or any Awards hereunder shall terminate, and any action against the Company shall be barred, after the expiration of one year from the date of the act of omission in respect of which such right of action arose.

5.12 Successors. The provisions of this Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns.

APPENDIX A

BUSINESS CRITERIA

The Business Criteria shall mean any one or a combination of the business criteria listed below. The Business Criteria applicable to an Award may be established with respect to Actuant Corporation or any applicable Subsidiary, division, segment, or unit, on a consolidated or separate basis. Except as otherwise expressly provided, all financial terms are used as defined under generally accepted accounting principles (GAAP) and all determinations shall be made in accordance with GAAP, as applied by Actuant Corporation in its periodic reports filed with the Securities and Exchange Commission.

Asset Carrying Charge means (1) 20% of the average total of net accounts receivable, net inventory, prepaid assets, net fixed assets, and other long-term assets less accounts payable, accrued compensation and benefits, and other current liabilities (on a divisional, segment, or subsidiary level), or (2) 20% of the average total of shareholders equity, total net debt, and accumulated amortization of intangible assets (on a consolidated basis). Asset Carrying Charge is a financial measure that is not defined in accounting principles generally accepted in the United States of America, but is based on numbers that are.

Combined Management Measure means EBITA or Divisional Profit less an Asset Carrying Charge. Combined Management Measure is a financial measure that is not defined in accounting principles generally accepted in the United States of America, but is based on numbers that are.

Diluted Earnings Per Share means earnings (loss) per share of Common Stock and is calculated as Net Earnings divided by the weighted average number of diluted shares of Common Stock outstanding for the period.

Divisional Profit means Operating Profit before amortization expense.

EBITA means Net Earnings before discontinued operations, extraordinary items, the cumulative effect of changes in accounting principles, net financing costs, income tax expense, amortization, and other adjustments, such as currency translation impact, as considered necessary by the Committee. EBITA is a financial measure that is not defined in accounting principles generally accepted in the United States of America, but is based on numbers that are.

EBITDA means EBITA plus depreciation.

Free Cash Flow means EBITDA less cash taxes paid, less capital expenditures, less cash interest paid, plus or minus changes in working capital.

Net Assets Employed means the average total of net accounts receivable, net inventory, prepaid assets, net fixed assets, and other long-term assets less accounts payable, accrued compensation and benefits, and other current liabilities

Profit Margin means Net Income divided by Revenues.

Return on Assets means EBITA divided by Net Assets Employed.

Return on Equity means Net Income divided by average stockholders’ equity.

Return on Net Assets means Net Income divided by average net assets, defined as total assets less total liabilities.

Revenues mean the dollar amount of sales to customers.

Stock Appreciation means increase in the value of the Common Stock measured over a given period of time.

Total Revenue Growth means an increase in Revenue measured over a given period of time, excluding the impact of foreign currency translation changes.

Total Stockholder Return means change in stock price from the beginning to the end of the period, plus any dividends paid, divided by the stock price at the beginning of the period.

EXHIBIT B

ACTUANT CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I. PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) for the primary purposes of:

•	Performing the Board’s oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance, including, among other things:

•	the integrity of the Company’s financial statements

•	the Company’s compliance with legal and regulatory requirements

•	review of the independent auditors qualifications and independence

•	the performance of the Company’s internal audit function and the Company’s independent auditors,

•	Maintaining, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and independent accountants, and

•	Preparing the report to be included in the Company’s annual proxy statement, as required by the Securities and Exchange Commission rules and regulations.

Consistent with this function, the Committee should encourage continuous improvement in, and should strive to foster adherence to, the Company’s policies, procedures and practices at all levels.

While the Committee has the responsibilities set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

II. COMPOSITION AND GOVERNANCE ISSUES

The Committee shall be composed of three or more Directors appointed by the Board. Committee members shall not be officers or employees of the Company or one of its affiliates and shall, in the opinion of the Board, meet the independence and financial literacy requirements of the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission and the listing requirements of the New York Stock Exchange and applicable law and regulations. Under these requirements, each member of the Committee shall be free from any relationship that would interfere with the exercise of independent judgment as a Committee member. All members of the Committee shall have a familiarity with basic financial and accounting practices, and at least one member of the Committee shall have accounting or related financial management experience, as required by the listing requirements of the New York Stock Exchange, and at least one member shall be a financial expert, as defined by the rules and regulations of the Securities and Exchange Commission.

The members of the Committee shall be annually elected by the Board at a meeting of the Board and shall maintain such positions until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least quarterly and more frequently as the Committee determines. To the extent not prohibited by law, regulation or listing standards, the Committee may designate any member thereof for purposes of receiving reports, performing review and pre-approving non-audit services, provided that a report on such activities shall be presented to the full Committee at its next meeting and may delegate its activities and authority as deemed appropriate.

IV.	RESPONSIBILITIES

The following principal responsibilities of the Committee are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

A. Internal Control

•	Review internal audit plans and results;

•	Oversee the Company’s internal audit function;

•	Evaluate whether management is properly and adequately emphasizing the importance of internal control measures throughout the organization;

•	Inquire of the external auditors about fraud, illegal acts, deficiencies in internal controls, and other matters affecting internal controls within the Company and the integrity of the Company’s financial information;

•	Focus on the extent to which the Company and its external auditors or other designees review the effectiveness and security of the Company’s computer systems and applications, and the need for and adequacy of contingency plans for processing financial information in the event of a systems failure;

•	Review whether internal control recommendations made by the Company’s financial management and external auditors have been implemented by management; and

•	Review a report of management’s assessment of the effectiveness of internal controls as of the end of the fiscal year and the external auditors’ report on management’s assessment.

B. Financial Reporting

1. General

•	Review significant accounting and reporting issues, including issued and pending professional and regulatory pronouncements and understand their impact, or potential impact, on the Company’s financial statements and operations;

•	Receive reports of the external auditors on the critical policies and practices of the Company and all alternative treatments of financial information within generally accepted accounting principles discussed with management;

•	Inquire of management and the external auditors as to the existence of any significant financial, accounting or reporting risks or exposures and the Company’s plans to address such risks. Seek the auditor’s judgment about the quality of the Company’s accounting and reporting practices, including the clarity and accuracy of the Company’s financial disclosures and the degree of aggressiveness or conservatism of the Company’s accounting policies and underlying estimates; and

•	Review annual and quarterly Management’s Discussion and Analysis of Financial Condition and Results of Operation with management and the external auditors.

2. Annual Financial Reports

•	Review the annual financial statements and determine whether they are complete and consistent with the information known to Committee members, and assess through inquiry whether the financial statements reflect appropriate accounting principles;

•	Review all complex and/or unusual transactions such as restructuring charges and derivative disclosures which are material to the Company’s financial statements;

•	Understand the basis for the Company’s accounting in material, judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of obsolete or slow-moving inventory; warranty, product, and environmental liabilities; litigation reserves; and other commitments and contingencies;

•	Meet separately and periodically with management and the internal and external auditors to review the financial statements and the results of the audit and other matters required to be communicated to the Committee by the external auditors under generally accepted auditing standards; and

•	Review management’s handling of proposed audit adjustments identified by the external auditors.

3. Interim Financial Statements

•	Gain an understanding as to how management develops and summarizes quarterly financial information and the extent to which the external auditors review quarterly financial information; and

•	Review with management and the external auditors the quarterly financial results of the Company before such results are released.

4. Earnings Guidance

•	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies (this may be a discussion of types of information and presentations, rather than specific releases, information and guidance).

C. Review of Compliance

•	Review financial code of conduct and activities designed to ensure compliance, if applicable.

•	Review management reports on employee compliance, including compliance with the Foreign Corrupt Practices Act, to guard against significant conflicts of interest and dishonest, unethical or illegal activities;

•	If applicable, review the results of management’s investigation and follow-up (including disciplinary action) on any fraudulent acts, unethical conduct, criminal conduct or accounting irregularities;

•	Oversee the Company’s compliance with law and regulations;

•	Be satisfied that compliance matters have been considered in the preparation of the financial statements; and

•	Review the findings of any examinations or reviews by regulatory agencies such as the Securities and Exchange Commission.

D. External Audit

•	Have the sole authority to appoint, evaluate, determine the compensation of and replace (subject to stockholder approval, if deemed advisable by the Board) the external auditors;

•	Review the qualifications, performance, independence and quality controls of the external auditors, including the lead audit partner;

•	Ensure audit partner rotation, independence and absence of conflicts of interest;

•	Develop procedures to prevent the engagement of external auditors to perform non-audit services proscribed by law or regulation;

•	Approve all engagements for non-audit services to be provided by external auditors;

•	Review the external auditors’ proposed audit scope and approach;

•	Review and approve all audit fees of the external auditors;

•	Review and resolve any disagreements between management and the external auditors;

•	Set policies for hiring employees and former employees of the external auditors that comply with law, regulations and listing standards;

•	Review any “management letter” received from the external auditors and management’s response; and

•	At least annually, obtain and review a report by the external auditors describing:

•	The external auditors’ internal quality control procedures;

•	Any material issues raised by the most recent internal quality control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the external auditors’ firm and any steps taken to deal with any such issues; and

•	All relationships between the external auditor and the Company (to assess the auditors’ independence).

E. Other Responsibilities

•	Create an honest, fact-based avenue of communication among the independent auditors, financial and senior management, and the Board.

•	Ensure that significant findings and recommendations made by the external auditors are received and discussed on a timely basis;

•	Review, with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist;

•	Perform other oversight functions as requested by the full Board;

•	Review and reassess the adequacy of this charter on an annual basis and receive approval of changes from the Board;

•	Establish procedures for the receipt and treatment of complaints regarding accounting, internal controls or auditing matters, and the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	Discuss policies with respect to risk assessment and risk management; and

•	Annually evaluate the performance of the Committee.

F. Reporting Responsibilities

•	Regularly update the Company’s Board about Committee activities and make appropriate recommendations; and

•	Prepare its report for inclusion in the Company’s annual proxy statement, as required by Securities and Exchange Commission rules and regulations.

G. Authority

•	The Committee shall have the authority to retain and obtain advice from legal, accounting or other advisors, as appropriate.

ACTUANT CORPORATION

PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY. ☒

[	]

The Board of Directors recommends a vote FOR each of the proposals below:					For	Against	Abstain
1.	Election of Directors:	For	Withhold	For All	2. To approve the Actuant Corporation Executive ☐	☐	☐
	Robert C. Arzbaecher, Gustav H.P. Boel,	All	All	Except	Officer Bonus Plan:
	Thomas J. Fischer, William K. Hall, Kathleen J. Hempel, Robert A. Peterson, William P. Sovey, Larry Yost	☐	☐	☐

3.         In their discretion, upon such other business as may properly come before the Meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the Meeting, receipt of which is hereby acknowledged.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the name(s) of such nominee(s) above.)
Indicate changes below:
Address Change? ☐ Name Change? ☐
Check appropriate box

Date

Signature(s)

__________________________________________________________________
PLEASE SIGN PERSONALLY AS NAME APPEARS AT LEFT. When signing as attorney, executor, administrator, personal representative, trustee or guardian, give full title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If stock is held in the name of two or more persons, all should sign.

é FOLD AND DETACH HERE é

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

PROXY

CLASS A COMMON STOCK

ACTUANT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS—JANUARY 10, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ROBERT C. ARZBAECHER and ANDREW G. LAMPEREUR, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, to be held on Monday, January 10, 2005, or any adjournment thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED

HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY

WILL BE VOTED FOR ALL NAMES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

(Continued on Reverse Side)